Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN EXTENDS LONG-TERM RELATIONSHIP WITH

MEDCO; REAFFIRMS FISCAL 2008 EARNINGS PER SHARE EXPECTATIONS;

AND PROVIDES GUIDANCE FOR DECEMBER QUARTER

VALLEY FORGE, PA, December 3, 2007 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it has signed a letter of intent with Medco Health Solutions, Inc. confirming the selection of AmerisourceBergen as Medco’s prime vendor for PBM mail-order wholesaler services, pending the completion of a new five-year contract. AmerisourceBergen’s current five-year contract with Medco was due to end March 31, 2008. In fiscal year 2007, the Medco contract represented approximately 8 percent of AmerisourceBergen’s $61.6 billion of operating revenue and approximately 90 percent of its $4.4 billion bulk revenue.

R. David Yost, AmerisourceBergen President and Chief Executive Officer, said, “We are very excited about continuing our relationship with Medco, the nation’s leading pharmacy benefit manager, and providing them with even more value and service.”

AmerisourceBergen also continues to expect fiscal 2008 diluted earnings per share to be in the range of $2.77 to $2.95. The diluted earnings per share range represents an increase of approximately 13 percent to 20 percent over the $2.46 earnings per share from continuing operations for fiscal year 2007, which excludes the $0.09 benefit from special items and the $0.08 contribution from PharMerica Long-Term Care, a business spun off July 31, 2007.

As the Company indicated in early November when it announced expectations for fiscal year 2008, the December quarter remains the most difficult quarter of the 2008 fiscal year due to the comparison with the very strong December quarter in the previous year. Operating revenue growth in the December quarter is expected to be below the 5 percent to 7 percent range expected for the entire 2008 fiscal year due to the negative impact from lower sales of anemia pharmaceuticals, the loss of a large specialty customer because of its acquisition by a competitor, and the Company’s loss of a large retail customer in January 2007.

AmerisourceBergen expects diluted earnings per share in the December quarter of fiscal 2008 to be similar to the same quarter last fiscal year, which was $0.62, excluding the impact of special items and the contribution from PharMerica Long-Term Care, due primarily to the anticipated shift of price increases by a major branded pharmaceutical manufacturer from the December to the March quarter, as well as fewer generic launches and a slower flu season compared with last year’s December quarter.

Said Yost, “With the strong March quarter ahead, the anniversary of the slowdown in anemia drug sales later in the fiscal year, the increase in new generic launches in the second half of the fiscal year, and the continued benefit from our stock repurchase program, we continue to expect to have a strong fiscal 2008 with diluted earnings per share 13 percent to 20 percent ahead of last year.”

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $66 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 11,500 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances, (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring, or (iv) the commencement of any administrative actions by the board of pharmacy of any state seeking to suspend, revoke or otherwise restrict the ability of any of the Company’s distribution facilities or businesses to distribute or dispense pharmaceuticals in such state); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; the inability of the Company to successfully complete any transaction that the Company may wish to pursue from time to time; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; any operating problems and/or cost overruns that may be associated with the implementation of an enterprise resource planning system; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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